Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

STONEMOR INC.

Pursuant to Section 242 of

the General Corporation Law of the

State of Delaware

 STONEMOR INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  The Board of Directors (the “Board”) of the Company, pursuant to a meeting held on September 4, 2020, duly adopted the following resolution setting forth a proposed amendment and restatement of Article VII(a)-(b) of the Certificate of Incorporation of the Company, declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article VII(a)-(b) of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

“(a)The Board of Directors shall consist of one or more Directors. The number of Directors of the Corporation shall be fixed by the bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the bylaws, but in no case shall the number be less than three (3) nor more than fifteen (15) persons.

(b)Each Director shall serve until the next annual meeting of stockholders following such director’s election and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.”

SECOND:    Thereafter, an annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the Delaware General Corporation Law (the “DGCL”) and held on November 5, 2020, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Company duly adopted this Certificate of Amendment.  This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment.

STONEMOR INC.

By:  /s/ Jeffrey DiGiovanni
Jeffrey DiGiovanni
Senior Vice President and
Chief Financial Officer

2